EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 25, 2005, with respect to the financial statements of LDMI Telecommunications, Inc. and its Subsidiaries included in the Current Report on Form 8-K/A of Talk America Holdings, Inc. and its Subsidiaries filed with the Commission on August 3, 2005.

/s/ PricewaterhouseCoopers LLP

Detroit, Michigan
January 23, 2006